Exhibit 1

The Westpac Group Investor Discussion Pack March 2010 Westpac Banking Corporation ABN 33 007 457 141

Westpac Banking Corporation – at a glance Australia’s second largest bank, and the world’s 15th largest bank, ranked by market cap1 One of only 10 banks globally rated ‘AA’ or higher2, and recognised as one of the 20 safest banks globally3 Strategy focused on domestic markets of Australia, New Zealand and the near Pacific Broad, multi-brand franchise providing retail, business, institutional banking and wealth management services to around 10 million customers Strong capital, funding, liquidity and provisioning Solid earnings profile Leader in sustainability Pro-forma4 30 September 2009 Cash earnings $4,627m Return on equity (cash basis) 13.8% Total assets $590bn Market cap1 $78bn Capital Ratios Standard & AA / Stable / A-1+ Moody’s Investor Services Aa 1 / Negative / P-1 Fitch Ratings AA- / Stable / F 1+ 1. As at 28 September 2009. Source: IRESS, CapitalIQ 2. Rated AA and higher by Standard & Poor’s. As at March 2010. Excluding government-owned banks. 3. Global Finance Magazine, August 2009. 4. Reported results adjusted to include the addition of the cash earnings of St.George for the full period (pro forma adjustments) and for material items to ensure they appropriately reflect profits available to ordinary shareholders (cash earnings adjustments). Refer to Westpac’s 2009 Full Year Results for basis of preparation. The Westpac Group – North American Investor Pack March 2010 2

Australia well positioned during global downturn Australia avoided recession and was one of few countries to expand in 2009. GDP increased by 1.3% (year avg) and by 2.7% (through the year) Unemployment is low by global standards and at 5.3% in January is down from a high of 5.8% in 2009 Policy stimulus played a key supportive role: Variable mortgage rates fell to a 41 year low. The RBA is in the process of lifting rates towards average levels given positive conditions Fiscal stimulus has been timely, targeted and effective 2008/09 stimulus represented 2.3% of GDP (focus on cash payments). Stimulus in 2009/10 also 2.3% of GDP (focus on building schools) Government debt remains low and manageable - Federal government had no net debt prior to crisis Strong banking system: 4 major banks all AA rated Other positives have been the momentum in mining infrastructure projects and the boost from Asia GDP growth: international comparison (%) Australia * year to US * Sep 2009 NZ * yr to Dec’09 Canada UK * Euro zone Germany Japan Ireland -8 -6 -4 -2 0 2 4 Sources: Treasury budget papers Unemployment rate (%) 12 12 10 Euro Area 10 Australia 8 8 6 US 6 4 4 2 Japan 2 0 0 Jan-90 Jan-94 Jan-98 Jan-02 Jan-06 Jan-10 Sources: Facset, Westpac Economics The Westpac Group – North American Investor Pack March 2010 3

Strategy and St. George merger

A Transformational year Sept 08 Customers Customers 7m Branches (Aust) 1,045 NPS1 Westpac RBB -24 NPS1 St.George -13 Australian Market share Housing 14% Business 13% Household Deposits 14% Wealth platforms 13% Productivity Expense/income ratio 44% Balance sheet Tier 1 Ratio 7.8% Stable funding ratio 70% Brands Size Market capitalisation $41bn Sept 09 Movements 10m 40% distribution uplift 1,645 -15 -9 Improving NPS 23% 18% 23% Around 1% of the increase in mortgage and deposit market share 23% has been from organic growth 20% 40% $400m in merger synergies 8.1% Positioned to support customers 84% $77bn Up almost 90% 1 Source for Consumer NPS (Net Promoter Score): Roy Morgan Research – NPS of main financial institution Aged 14+. Data at Sep 09. The Westpac Group – North American Investor Pack March 2010 5

Westpac differentiated by its focus and strong franchise Focus on core markets Major Australian bank most focussed on Australia and New Zealand Leveraging customer-focussed, multi-brand strategy to grow both customers and products per customer Strategically well placed Westpac Bank of the Year 20091; St.George Home Lender of the Year1; RAMS Best Non-Bank Lender of Year1; Institutional Banking in lead position for relationships and products2; BTFG best investment platform3 Strong banking momentum, with consistent growth in market share in mortgages and deposits Growing share in wealth, with business model well suited to emerging industry changes including having transparent fees, open architecture Wrap, and low cost Super for Life product Portfolio of strong, distinctive brands increases strategic options Transformational St.George merger Adds multi-brand capability Increased Australian distribution network by 40%; total customers now around 10m Improved efficiency path, seeking a sub 40% expense to income ratio by FY11 Larger revenue base from which to leverage investment Sustainability leader Global sustainability leader Employer of choice 1. Money Magazine June 2009. 2. Peter Lee July 2009. 3. BT Wrap ‘smart investor award for best investment platform and best margin loan’ Aug 09 The Westpac Group – North American Investor Pack March 2010 6

Good progress on our strategic priorities

	Objective	2009 and 1Q10 Progress
Customers	Earn all of our customers' business	• Products per customer - best of Australian banks[1] • Growing share across key products with Australian mortgages up 17% and total customer deposits up 17% in 2009 • Improving cross sell – Insurance, BT Super for Life
Distribution	Strengthen and drive locally empowered business	• Westpac Local being rolled out, largely complete. Continuing roll-out in NZ • 13 new branches, 4 new business centres, and 124 new ATMs in 2009 • St.George regional structure established, leveraging off successful BankSA model
Operations	Transform service delivery	• Simplifying processes, eliminating unnecessary requests, improving online tools • Effective use of overflow space and capacity between Westpac and St.George
Technology	Strengthen capability & improve flexibility / simplicity	• Built IT management bench strength and completed strategic roadmap incorporating merger • Projects focused on improving the customer experience, including online capabilities and an improved collections system • Improved systems reliability
People	Drive one team approach	• Staff engagement up 3 percentage points to 81%, results consistent across brands • Successful head office integration
Merger	Integrate without customer disruption	• Grew St.George customer numbers and had no disruption to Westpac RBB momentum • St.George momentum has been restored, consistently increasing market share in key products • Expense synergies progressing ahead of plan

1. Source: Business Intelligence Group based on August 2009 data.

The Westpac Group – North American Investor Pack March 2010 7

THE Westpac GROUP

Customers are at the centre of everything we do Fully supported customers through the more challenging times: Institutional –continued to lend as capital markets closed Consumer – funding for mortgage borrowers including first home buyers; improved deposits focus Business – supporting debt reduction/consolidation through education Extended Westpac Assist1 across small business and introduced St.George Assist New and fairer exception fee structure Investment focused on further improving customer experience: Continued roll-out of Westpac Local business model (largely complete) putting more decision making in the front line. Model being rolled out in NZ New regional operating structure in St.George bringing senior management closer to customers 13 new branches, 4 new business centres, and 124 new ATMs across Westpac and St.George brands in 2009 Work in progress: Improved call centre management and complaint resolution Installing St.George sales and service desktop to Westpac Program of cultural change across the organisation Measuring success of putting customers at the centre is based on ‘NPS’2. NPS measures the propensity of customers to recommend our brands. Australian Consumer NPS 2 – 6 month moving average (%) 0% St.George -10% Westpac Major banks -20% -30% Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 1 Dedicated call centre designed to support customers in early stress, including through adjusting loan terms/duration. 2 Net Promoter Score (NPS). Source for NPS: Roy Morgan Research – NPS of main financial institution Aged 14+. Major banks includes WBC, ANZ, CBA, and NAB (simple average). The Westpac Group – North American Investor Pack March 2010 8

Customer choice supported by multi-brand strategy

Following the St.George merger, Westpac has implemented a multi-brand strategy. Maintaining unique and distinct brands, enables the Group to support more customers and respect their choices

Business/Brand	Segment	Geography	Position/Share[1,2,3]
Westpac Retail & Business Banking	Consumer & SME banking	Australia wide	• 16% share of mortgages • 15% share of household deposits
RAMS	Specialist mortgage provider	Australia wide with focus on capital cities	• Non-bank lender of the year • 70 outlets, small market share given no back book
St.George	Consumer, SME and some corporate lending	Australian wide but skewed to New South Wales & East Coast	• 8% share of mortgages • 9% share of household deposits
BankSA	Consumer and SME	South Australia & Northern Territory	• Largest bank in South Australia with 17% share of mortgages and 23% share of household deposits
Westpac New Zealand	Consumer and SME	New Zealand wide	• 20% share of mortgages • 19% share of household deposits
BT Financial Group	Wealth management, private banking & insurance for consumers. Superannuation for Corporate and SME	Australian wide	• 20% share in wealth platforms (includes Wrap) • 10% of advice market (second largest network) • 7% in life insurance
Westpac Institutional Bank	Full suite of institutional & corporate banking products including, FX, Debt Markets & Equities	Australia & New Zealand wide plus major international centres	• Lead Institutional bank in Australia/NZ with $75bn in lending and $51bn in deposits • Leading provider of FX & Debt market products

1. Reserve Bank of Australia share of financial system (Dec 09). 2. For BankSA APRA share of banking system (Dec 09). 3. For Westpac New Zealand RBNZ Dec09

The Westpac Group – North American Investor Pack March 2010

9

Merger benefits well ahead of plan Expense synergies ($m) 1H09 2H09 FY09 Annual run rate Comment Personnel 18 81 99 182 1,275 reduction in roles Non-personnel 4 40 44 52 Sourcing savings from a review of external contracts Rationalised head office costs Early technology and operations synergies Total 22 121 143 234 Benefits 19% ahead of plan; 59% of planned expense synergies already achieved In FY09 merger benefits were $200m ahead of initial merger model: Customer growth removes $150m drag per annum from the customer attrition assumed in the original business case Expense synergies 19% ahead of plan at $143m Funding benefits fully achieved Revenue benefits $7m versus plan of $20m cost: Commenced selling of BT insurance products into St. George, early trends positive Launched BT Super for Life to St.George customers in early 2010 Utilised $392 of $700 m integration spend Year 1 merger benefits versus merger model ($m) Revenue benefits1 Funding benefits Expense synergies Revenue attrition 800 600 400 200 0 -200 Model net $20m 120 70 (20) (150) Actual net $220m 143 7 70 255 100 115 (160) 400 100 175 FY09 - Model FY09 Actual FY10 - Model FY11 - Target 1. Revenue benefit in FY09 model was a cost of $20m. Achieved $7m in benefits in FY09. The Westpac Group – North American Investor Pack March 2010 10

Technology – focus on improving customer experience In 2009, the focus for Technology has been on improving the customer experience This has included improving system reliability, developing the technology strategy and architecture for the merged Group and implementing the merger with St. George Priority has now moved from strategy development to implementation, with a detailed 5 year plan now in place Major merger milestones completed: – Reciprocal ATM usage – Group-wide IT connectivity, including for secure email 2009 investment has significantly improved systems reliability: – Disruptive incidents down over 75% over the year – Time to restore incidents improved by over 50% – 76% decline in PC help desk calls Technology investment focused on improving the customer experience Completed in 2009: 12,700 new PCs installed across branches, contact centres and corporate sites. Supported by 12,200 new teller keyboards and pin-pads Upgraded bandwidth across network doubling capacity and reducing response times New Westpac website now up and running Systems investment to launch BT wealth/ insurance products into St.George General Ledger/Human Resource system integration complete Under development: Group wide sales and service desktop (teller and contact centre system) utilising scalable St.George platform Implement new online system for internet banking The Westpac Group – North American Investor Pack March 2010 11

Embedded environment, social and governance management driving leading performance outcomes

Objective: to be a global leader in sustainability – and clearly recognised as such by customers, investors, employees and communities

Strategy	Enhanced Accountability	Measurement
• Reduce direct and indirect emissions • Transition to low carbon economy • Sustainability led products and services • Leading human capital management • Responsible banking and investment • Engage on local issues and concerns • Leading risk management / governance	• Enhanced focus on material issues and performance • Revised 2010 and 2013 objectives for focus areas, part of a five year plan • Priorities integrated into business strategy, project investment, product development and individual performance scorecards • Division plans roll up into Group objectives coordinated via Sustainability Council	Dow Jones Sustainability Indexes – A leader in the global banking sector  Top-rated (10.0) in 19 consecutive assessments CARBON DISCLOSURE PROJECT – Included in the Global Carbon Leadership Index (CLI) for sixth consecutive year

2010 objectives across key focus areas

Environment		Going mainstream: products & services	People and places	Solid foundations: governance and risk management
Tread lightly: footprint	Transitioning to low carbon/water future			
• Reduce scope one and two emissions by 12.5%; paper consumption by 7%; water consumption by 6% (all on 2008 levels) • Increased accountability for scope three emissions	• Provide carbon hedging and risk management products in Australia and New Zealand • Embed carbon into credit and other risk processes • Continue to engage with customers on impacts • Finance the growth of renewable energy generation	• Embed sustainability criteria into product design and decisions • Launch energy efficiency loans • Launch innovative savings product	• Employee engagement 81% • Roll-out branch-based management, recruitment, community engagement • Roll-out $1m cash and in-kind financial counselling support • Report customer feedback on Assist (for customers with financial problems)	• Develop framework for ESG[1] analysis across all divisions • Implement sustainable supply chain management across all countries and brands • Enhanced governance and further implementation of UNPRI[2]

1 ESG is Environmental, Social and Governance. 2 UNPRI is United Nations Principles for Responsible Investment.

The Westpac Group – North American Investor Pack March 2010
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THE Westpac GROUP

A large regulatory and reform agenda…

Westpac is actively engaged with regulators to support sensible and practical regulatory change

	Proposals	Possible outcomes/ implications	The Westpac Group position/response
Capital	▪ More conservative assessment of capital under the Basel accord: – Revised capital deductions – Tougher treatment of hybrids – Greater focus on fundamental capital and Tier 1 capital – Considering leverage ratio	▪ In Australia impact is expected to be less given: – APRA capital deductions are already conservative relative other jurisdictions – Hybrids are already a small proportion of capital (<25%) ▪ Leverage ratio expected to be a supplementary ratio only. Still need to differentiate for different asset risk	▪ Westpac remains strongly capitalised: – Tier 1 capital well above target range – Fundamental capital ratio comparable with domestic peers and at upper end of UK and Canadian peers (most relevant comparators) ▪ Proportion of Hybrid equity in Tier 1 relatively small at 18%
Funding & Liquidity	▪ Stricter liquidity requirements ▪ Narrow definition of what qualifies as liquidity ▪ Considering a net stable funding ratio	▪ Current proposals would lead to a significant increase in liquid assets and a change in the liquidity mix towards government securities and away from other bank paper	▪ Westpac has already significantly changed its funding mix boosting its stable funding ratio ▪ Holding $74bn in liquid assets compared to pre GFC of $17bn
Credit Provisioning	▪ Moving to an expected cash flow provisioning model from an incurred loss provisioning methodology	▪ Concerned that current proposal would introduce unnecessary complexity to provisioning calculations and reporting ▪ 2014 implementation provides significant transition period	▪ Supportive of an expected loss approach although current proposal is overly complex ▪ Current high level of provisioning sees Westpac well placed

The Westpac Group – North American Investor Pack March 2010
13
THE Westpac GROUP

A large regulatory and reform agenda…cont. Proposals Possible outcomes/ implications The Westpac Group position/response Wealth Management Various industry reviews seeking to simplify the industry and reduce costs to the consumer (including Cooper review) Industry fees likely to gradually fall closer to 1% from closer to 2% Further move to a fee for service rather than a commission based advice model Introduction of a simple, low cost, no commission default fund for those not actively managing their superannuation BT Financial Group has little exposure to high fee legacy products and majority of platform fees are not ‘all in’ Super for Life fees already under 1%, has life stage funds as a default and no hidden commissions. Supporting the unbundling of advice fees, making financial advice tax deductible, delivering efficiencies and streamlining portability Tax Comprehensive review of Australian tax system (Henry tax review) Increased tax disclosure Possible changes in tax incentives for saving Supportive of change to encourage more national savings Working cooperatively with authorities on disclosure and mindful of impact on various counterparties Remuneration APRA and other national regulators introduced new provisions to ensure remuneration is appropriately risk adjusted APRA changes are principles based so a level of flexibility remains whilst ensuring appropriate risk adjustment and management Minimal changes required to existing remuneration practices to obtain full compliance with Standards, which will be achieved by 1 April 2010 The Westpac Group – North American Investor Pack March 2010 14

Financial Performance

Sound performance in challenging conditions in 2009 Cash earnings3 FY08 – FY09 ($m) 8,500 1,897 (300) (2,087) 6,500 5,047 IAP1 70 4,627 4,500 CAP2 2,500 2008 2009 Revenue Expenses Impairment Charges Tax, Minority Int. & Pref Divs Key financial data for full year to 30 September 2009 % movement Net profit after tax (reported) $3,446m -11% Cash earnings (pro forma)3 $4,627 m -8% Revenue (cash earnings) $16,755m 13% Cost to income ratio (cash earnings) 40.2% 320bps Return on equity (reported) 10.8% Large Return on equity (cash earnings) 13.8% Large Total loans $463bn 7% Total deposits $329bn 4% 1 Individually assessed provisions. 2 Collectively assessed provisions. 3 Reported results adjusted to include the addition of the cash earnings of St.George for the full period (pro forma adjustments) and for material items to ensure they appropriately reflect profits normally available to ordinary shareholders (cash earnings adjustments). See disclaimer for details of preparation The Westpac Group – North American Investor Pack March 2010 16

A diversified portfolio Business unit contributions to cash earnings movement half on half ($m) 81 14 (275) 2,605 (65) (22) 21 (64) 2,332 2,295 (72) 282 (103) 63 (142) 45 (36) 2H08 WBC RBB St.George* WIB* BTFG* NZ PB GBU* 1H09 WBC RBB St.George* WIB* BTFG* NZ PB GBU* 2H09 2009 cash earnings ($m) WBC RBB St.George* WIB* BTFG* NZ PB GBU* Group Operating income 6,217 3,285 3,072 1,585 1,339 253 1,004 16,755 Expenses (2,943) (1,200) (1,028) (856) (604) (85) (24) (6,740) Core earnings 3,274 2,085 2,044 729 735 168 980 10,015 Impairment charges (551) (594) (1,528) (15) (466) (23) (115) (3,292) Tax and minority interests (815) (448) (155) (221) (75) (43) (339) (2,096) Pro forma cash earnings 1,908 1,043 361 493 194 102 526 4,627 Contribution to cash earnings (%) 41% 23% 8% 11% 4% 2% 11% 100% Cash earnings growth over prior year (%) 9% (5)% (58)% (8)% (50)% 10% 66% (8)% * Pro forma basis. The Westpac Group – North American Investor Pack March 2010 17

Supporting customers through the more challenging period Westpac RBB growth versus banking system 1 (times) 2.4 Mortgages 2.0 Deposits 1.6 1.2 0.8 0.4 2H08 1H09 2H09 1Q09 St.George growth versus banking system 1 (times) Mortgages 1.6 Deposits 1.3 1.0 0.7 0.4 2H08 1H09 2H09 1Q09 Westpac Institutional Bank –Relationship Strength2 95 WBC Nearest Peer 85 75 65 55 2007 2008 2009 Australian mortgage customers supported via the assist program (customers in early stress3) (No.) 0 400 800 1,200 Mar-07 Jun-07 Sep-07 Dec-07 Mar-08 Jun-08 Sep-08 Dec-08 Mar-09 Jun-09 Sep-09 1. APRA Monthly Banking Statistics, December 2009. 2. The Relationship Strength Index is a single measure combining a range of service quality factors, including Relationship Manager capability, visibility, knowledge of client’s business and industry, combination of evaluations. Peter Lee and understanding and advice. The number is a statistical (July/August 2009). Peer group includes ANZ, CBA and NAB 3. Customers contacting the Assist program for assistance in managing their mortgage repayments The Westpac Group – North American Investor Pack March 2010 18

Small rise in customer margins Customer (consumer & business) margins FY09 up 7 basis points 1Q10 down 5 basis points on 2H09 Treasury and Mix effects making up the rest of margin growth, with Treasury margin contribution likely to retrace in 2010 1Q10 reported margins flat on 2H09 Group net interest margin (%) 3.5 Includes 3.1 St.George 2.7 2.3 1.9 1.5 1998 2000 2002 2004 2006 2008 Net interest margin movement1 2008 –2009 (%) 9bps 2.32% 14bps 16bps (9bps) 2.09% 2.02% 7bps 23bps 2008 Asset Liability Treasury WIB & 2009 spread/ spread/ Other mix mix Net interest margin movement1 1H09 – 2H09 (%) 4bps 11bps 2.39% 2bps (2bps) 2.24% 2.24% Flat 15bps 1H09 Asset Liability Treasury WIB & 2H09 spread/ spread/ Other mix mix 1 Pro forma basis. The Westpac Group – North American Investor Pack March 2010 19

Excellent Markets and Treasury performance Markets revenue in 2009 assisted by Strong customer flows Higher market spreads reverting in 2H09 from return of competition Well positioned for market movements Very strong 2009 Treasury result 1H09 driven by Bills/Libor spreads and global interest rate movements 2H09 from positioning of liquidity portfolio for narrowing credit spreads VaR modestly higher in 2009 Unlikely to maintain Treasury and Markets revenue at elevated levels in 2010 Markets revenue1 1H08 2H08 1H09 2H09 ($m) Customer activity 180 190 337 224 Trading 170 124 376 143 Total 350 314 713 367 Average VaR2 7.1 9.5 9.3 10.6 Treasury revenue1 1H08 2H08 1H09 2H09 ($m) Net interest income 90 160 375 578 Non-interest income (1) 57 14 3 Total 89 217 389 581 Average VaR2 9.9 22.9 41.4 36.0 1. Pro forma basis. 2. VaR at 99% confidence level, 1 day hold period. The Westpac Group – North American Investor Pack March 2010 20

Expenses –maintaining investment 1Q09 expense growth lower than FY09, with a reduction in operating expense growth partly offset by increased strategic investment FY09 expense growth of 5%, with investment funded by productivity initiatives Continued investment More employees in the front line Additional branches and ATMs Brand investment in St.George Enhancing reliability of IT Productivity benefits Merger benefits Processing efficiencies in BT, and Product and Operations Expense to income ratio (%) 54 52 50 48 46 44 42 40 38 36 FY09 40.2% AGAAP A-IFRS Pro forma incl St.George 1H03 2H03 1H04 2H04 1H05 2H05 1H06 2H06 1H07 2H07 1H08 2H08 1H09 2H09 The Westpac Group – North American Investor Pack March 2010 21

Composition of quarterly impairment charges Impairment charges by quarter ($m) 1,000 800 600 400 200 0 1% 7% (6%) (>50%) Q109 Q209 Q309 Q409 1Q10 (for total Group) Other (incl. Eco Overlay) New Zealand Aust Consumer Aust Business1 Institutional2 1Q09 2Q09 3Q09 4Q09 1Q10 Dominated by companies directly impacted by GFC Economy impacting commercial sector Margin lending (in Institutional) Higher economic overlay Development property in Australia and New Zealand Early signs of small business stress Development property in Australia, mostly WA and SE Qld Small business stress continuing 1Q10 impairment charge around half that of recent quarters due to a reduction in new stressed assets, particularly in institutional 1. Australian business includes business customers in St.George, Westpac RBB, and Premium Business Group (PBG) within the Institutional Bank. 2. Includes Westpac Institutional Bank customers and Margin Lending excluding PBG (which are mostly commercial customers with exposures between $10m to $100m). The Westpac Group – North American Investor Pack March 2010 22

1Q10 Cash earnings around $1.6bn Volumes Lending up 1.7% from September 2009, with virtually all growth in mortgages. Other personal and business flat, while corporate lower Customer deposits up 1.4%, particularly in term deposits Margins Customer margins down 5bps, reported margins little changed from 2H09 given mix effects Non-interest income Continued improvement in Wealth, with market recovery and improving sales Fee income impacted by exception fee reductions Markets income remained strong in 1Q10 although below 1Q09 levels Expenses Growth over prior corresponding quarter lower than FY09, with a reduction in operating expense growth partly offset by increased strategic investment Impairment charges 1Q10 impairment charge of around $0.4 bn with decline over prior quarters mainly from the Institutional Bank No change to economic overlays The Westpac Group – North American Investor Pack March 2010 23

2010 considerations – post strong 1Q10 start Revenue Good balance sheet momentum and wealth recovering Treasury and Markets income for FY10 unlikely to replicate FY09 levels System credit growth remaining low; expect Westpac to grow above system Higher funding costs, including deposits; Reduction in exception fees to impact revenue by approximately $300m Expenses Merger synergies more prominent 2010, starting run rate $234m Increased productivity focus gaining traction Further rise in IT expenditure as the IT strategy is implemented Impairment charges Impairment charges expected to ease in 2010, however 1Q10 impairment charge of around $0.4bn was below expectations, and some variability in quarterly impairment charges expected throughout the year Commercial property portfolio being worked through with outlook improving. Valuations stabilised, investor sentiment improving and development presales continue to clear Consumer performing well although delinquencies expected to rise St. George Merger Proceeding ahead of plan, no change to $700m integration costs or estimated cost savings Single ADI completed on 1 March 2010 and Basel II advanced accreditation on target for middle of 2010 Balance Sheet We believe that we are well placed for changed environment with capital, funding and liquidity standards expected to evolve over the year Engaged in regulatory reform process –some way to go The Westpac Group – North American Investor Pack March 2010 24

Factors influencing the return on equity

- Westpac's return on equity was lower over the year at 13.8% (down from 22.3%). Key factors impacting the decline included:
  - St.George merger, including goodwill and associated equity (480bps)
  - The impact of lower cash earnings
  - Additional equity raised to strengthen the balance sheet, particularly in the first half of the year
- The further fall in the return on equity in 2H09 principally reflects the full period impact from capital issued through 1H09 (in December 2008 and February 2009)
- Return on equity is expected to trend higher over the coming years given:
  - Westpac's fundamental capital ratio is already high by international standards, limiting the need for additional equity
  - No further equity dilution in train as no additional fundamental equity raised since February 2009 (apart from normal DRP and employee share issues)
  - Amortisation of intangibles following the merger with St.George will add around 10bps per annum to cash ROE over the next 5 years (no impact on cash return on tangible ordinary equity)
  - Wealth earnings are expected to be a larger contributor to returns as markets improve and cross-sell increases
  - Improved returns in some businesses, including institutional, from margin expansion and less fee discounting
  - Impairment charges likely to trend lower
  - This will be partially offset by likelihood of lower returns from Treasury and Markets in 2010 – both of which are high return businesses

Returns on equity %	2H08	1H09	2H09
Cash return on ordinary equity	21.9	14.3	13.4
Cash return on tangible ordinary equity	25.6	21.7	19.6
Average ordinary equity $bn	17.2	32.2	34.8
Average tangible ordinary equity $bn	14.8	21.2	23.9

Return on tangible ordinary equity an important measure of returns

- Measures the return on equity deployed in the business
- More accurately measures businesses returns over time, not distorted by movements in intangible items
- A more relevant benchmark across companies
- Provides a better link to dividend payment capacity

The Westpac Group – North American Investor Pack March 2010 25

Capital, funding and liquidity

Strong balance sheet Strong Tier 1 ratio at 8.5% Healthy organic capital growth Comfortably above target range High provision coverage Economic overlay remains over $500m Funding profile improved Customer deposits up 17% in FY 09 and 1.4% in 1Q10 Higher proportion of term wholesale funding, with a longer duration Tier 1 Ratio (%) Fundamental capital Hybrids 7.8 8.4 8.1 8.5 1.7 1.5 1.5 1.8 6.0 6.7 6.6 7.0 2H08 1H09 2H09 1Q10 Collectively assessed provisions/credit risk weighted assets (bps) 143 125 142 105 2H08 1H09 2H09 1Q10 Stable funding ratio 1 (%) 81 84 87 70 2H08 1H09 2H09 1Q10 1. Stable funding ratio includes, customer deposits plus term funding with a residual maturity greater than one year and securitisation. Ratio for 1H08 and 2H08 are on a Westpac standalone basis (not including the merger with St. George) The Westpac Group – North American Investor Pack March 2010 27

Strong capital position

Key capital ratios	FY09	1Q10
Tier 1 ratio (%)	8.1	8.5
Tier 1 ratio (FSA basis) (%)	10.7	10.9
Total capital ratio (%)	10.8	11.1
Fundamental capital ratio (%)	6.6	7.0
Risk weighted assets ($bn)	289	292



Westpac capital ratios under international standards[1] (%)
APRA
FSA
OSFI
7.0
9.2
9.9
8.5
10.9
11.5
11.1
14.0
14.7
Fundamental Tier 1
Tier 1
Total Regulatory Capital

Summary of major differences in capital measurement	APRA	FSA (UK)	OSFI (Canada)
Net dividends deducted	Yes	No	No
DTA & certain capitalised expenses deducted	Yes	No	No
Only deduct intangibles excluding goodwill in excess of 5%	No	No	Yes
Deduction for investments in insurance and/or funds management subsidiaries	Yes	No	No
IRRBB RWA included	Yes	No	No
Downturn LGD floor for mortgages	20%	10%	10%



Fundamental capital ratios [2, 3, 4] (%)
WBC
Peer 1
Peer 2
Peer 3
7.0
8.3
6.8
7.1
WBC
UK Peer 1
UK Peer 2
UK Peer 3
9.2
11.0
10
9
WBC
CAD Peer 1
CAD Peer 2
CAD Peer 3
CAD Peer 4
CAD Peer 5
9.9
9.4
9
8.2
7.5
7.2
Fundamental (APRA)
Fundamental (FSA)
Fundamental (OSFI)

1 Financial Services Authority (FSA) and Office of the Superintendent of Financial Institutions (OSFI) calculations are estimates based on Westpac's application of publicly available standards. 2 Peer 1 as at 31 January 2010. Canadian Peer data as at October 2009 to January 2010. 3 UK Peers include Barclays, HSBC, and RBS. 4 CAD Peers include Bank of Montreal, CIBC, RBC, Scotia Bank and TD.

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Strengthened funding profile & liquidity position

Funding:

- Stable funding ratio improved to 84% at FY09 and 87% at 1Q10:
  - Targeting above 75%
- Strong growth in customer deposits with the proportion increasing to 62% of the Group's funding, up from 52%
- Increased proportion of wholesale term funding to 19%, up from 16%
- Reduced proportion of short term wholesale funding to 16%, down from 30%
- Raised $45bn of term funding over 2009 with weighted average maturity of 4.2 years
- Raised $21bn of term funding in 1Q10 with a weighted average maturity of 4.8 years

Liquidity:

- Liquidity position strengthened in 2009:
  - Treasury held liquid assets of $74bn[3] at FY09
  - Covers offshore maturities for more than 12 months
- Additional liquidity of $2.6bn is also available, including trading assets held in WIB Financial Markets
- Formal review of liquidity framework underway with preliminary APRA paper released

Funding composition by residual maturity[1] (%)


17
13
2
12
4
52
8
8
3
12
7
62
Stable funding ratio
Wholesale Offshore <1Yr
Wholesale Onshore <1Yr
Securitisation
Wholesale Offshore >1Yr
Wholesale Onshore >1Yr
Customer deposits
2008 2
2009

Westpac liquid assets[3] ($bn)


80
70
60
50
40
30
20
45
62
74
2H08
1H09
2H09

1 Represents % of total net funding. Less than 12 months includes liquid assets excess over minimum. Netted equally against onshore and offshore. 2 Westpac standalone.
3 All assets are repo eligible with a central banks. 2008 comparatives have not been restated on a pro forma basis.

The Westpac Group – North American Investor Pack March 2010 29

200 w'sale funding 180 Estimate 160 140 60 120 100 80 60 20 40 20 0 0 growth Wholesale Funding costs continuing to rise 100 Term funding as a % of Average cost of term wholesale funding (bps) (%) Range of estimated future average term 40 w’sale funding costs (RHS) Modelled marginal cost of Aust term w'sale 80 funding (RHS) Marginal cost of Aust term w'sale funding (RHS) Average cost of term w'sale funding (RHS) Proactive in funding markets: - Supporting continued lending growth - Reverse enquiry from diverse investor base - Further lengthened funding profile with average tenor of new term issuance in 1Q10 of 4.8 years Funding markets remain open but cautious due to recent global events (e.g. Dubai World; Greece) Actual outcome depends on loan growth, deposit growth and the cost of new funding. Average costs will be higher and may even be higher than the marginal cost given elevated offshore funding costs. Range of potential future average wholesale funding costs. The Westpac Group – North American Investor Pack March 2010 30

Retail funding costs higher over the year and rising

- Customers received much higher relative interest rates on retail deposits over the last 12 months (relative to market rates)
- Higher relative interest rates paid to customers impact Westpac's funding costs. The higher costs are principally due to increased competition with:
  - Term deposits rates relative to market (BBSY) up 99bps over the year
  - Online interest rates relative to market (cash rate) up over 40bps over the year
- A change in the mix of deposits, with more term deposits and more online accounts has further increased funding costs
- These trends will see retail funding costs continue to rise in the year ahead

Australian term deposit interest rates over BBSY (bps)



Term deposit rates are currently around 67bps higher than comparable market rates (BBSY)
(43)
(32)
67
2007
2008
2009

Australian customer deposits % of total



100%
80%
60%
40%
20%
0%
Sep-08
Mar-09
Sep-09
At call
Term
Non-interest bearing

Australian online account interest rates over official cash rate (bps)



Rates for high interest online accounts are very competitive and close to the cash rate
(33)
(43)
(3)
2007
2008
2009

The Westpac Group – North American Investor Pack March 2010 31

Risk management

Stressed exposures stabilising in 1Q10 3.0% 2.5% 2.0% 1.5% 1.0% 0.5% 0.0% Includes St. George Stressed exposures as a % of total committed exposures (TCE) Watchlist & substandard 90 days past due well secured Impaired Primarily focused on working through existing stressed facilities rather than uncovering new sources of stress New stressed assets smaller, fewer and spread across industries and geographies. Minimal write-offs in the quarter Watchlist/substandard lower from debt repayments/recapitalisations, particularly in Institutional Bank Commercial property being worked through with outlook improving: - Valuations stabilised, investor sentiment improving - Development presales continue to clear - Level of stressed assets likely to remain high for some time - Commercial property lending <10% of gross loans (down from 13% a year ago) Consumer performing well although delinquencies expected to rise The Westpac Group – North American Investor Pack March 2010 33

Increased provisioning levels, leading peers Key coverage ratios 1H09 2H09 1Q10 Collective provision to credit RWA 125bps 142bps 143bps Collective provision to performing non-housing loans 152bps 182bps 188bps Impairment provisions to impaired assets 48.4% 39.3% 40.7% Total provisions to total RWA 160bps 164bps 169bps Total provisions to gross loans 99bps 101bps 104bps 1.6 1.43 1.34 1.32 1.4 1.15 1.2 1.0 0.8 0.6 0.4 Collective provisions to credit RWA (%) WBC Peer 1 Peer 2 Peer 3 Source: Westpac, Company data as at December 2009. Peer 1 as at 31 January 2010. 50 41 38 40 32 27 30 20 10 0 Impairment provisions to impaired assets (%) WBC Peer 1 Peer 2 Peer 3 Source: Westpac, Company data as at December 2009. Peer 1 as at 31 January 2010. The Westpac Group – North American Investor Pack March 2010 34

Low risk balance sheet composition NZ/Pacific, 10% Australia, 89% Other, 1% Total exposure by region (%) as at 30 Sep 2009 Business, 23% Corporate, 11% Mortgages, 61% On balance sheet lending (%) as at 30 Sep 2009 Other consumer*, 5% Exposure by risk grade 1 as at 30 September 2009 ($m) Risk grade AAA to AA- Australia 59,008 NZ / Pacific 4,744 Americas 699 Europe 445 Asia 484 Group 65,380 % of Total 10 A+ to A- 36,251 2,943 1,073 1,704 358 42,329 6 BBB+ to BBB- 46,281 7,281 1,141 1,345 440 56,488 9 BB+ to BB 51,941 7,153 589 452 91 60,226 9 BB- to B+ 59,462 4,528 4 82 - 64,076 9 <B+ 15,253 3,051 287 49 34 18,674 3 Secured consumer 284,413 30,931 - - - 315,344 48 Unsecured consumer 36,921 3,729 - - - 40,650 6 Total committed exposure 589,530 64,360 3,793 4,077 1,407 663,167 Exposure by region (%) 89% 10% <1% <1% <1% * Other consumer includes credit cards, margin lending and personal loans. 1 Exposure by booking office. The Westpac Group – North American Investor Pack March 2010 35

Australian mortgage portfolio risk profile remains sound Proportion of portfolio 36 14% 36 97 38% 150 84 14 13 13 61 59 100 56 108 124 48% 50 73 74 67 0 Rebased to include St. George 300 Portfolio loan/line of credit 250 Investment Ow ner occupied 200 Australian mortgage 1 portfolio 2 ($bn) 1H08 2H08 1H09 1H09 2H09 1.5 1.0 0.5 0.0 Australian mortgage 1 delinquencies (%) 80 70 60 50 40 30 20 10 0 Australian mortgage 5 portfolio LVR distribution (%) 0-60% 60-70% 70-80% 80-90% 90-95% 95-97% 97- 100% Loan-to-Value Ratio (LVR) band LVR at origination LVR current outstanding balance & original valuation 2H08 1H09 2H09 Australian mortgage portfolio WBC Total 3 Total 3 Average LVR of portfolio at origination 67% 68% 67% Average LVR based on current outstanding balances and value at origination 44% 49% 46% Average LVR of new loans 4 70% 71% 70% 1 Represents all brands (Westpac, RAMS and St. George) as indicated. 2 Figures represent average balances over the half. 3 Includes Westpac and St. George excl. RAMS. 4 Average LVR of new loans is for the 12 months to 30 September 2009. 5 Includes Westpac and St. George excl. RAMS. The Westpac Group – North American Investor Pack March 2010 36

Commercial property - most stress in development and NZ

Segment[1] Exposures Sept 09		TCE ($m)	% Total	% Stressed[2]	Comments
Australia <$10m		25,724	42%	10.3%	• Diverse portfolio, with market turnover and development activity more resilient than for larger assets • Significant increase in stressed exposures, particularly from downgrades in Qld and WA
Australia >$10m	Diversified property groups and property trusts[3]	12,425	21%	9.1%	• Stress is moderate for low-LVR, diversified exposures (multiple properties), and customers that have raised equity • Most increase has been in watchlist & substandard categories, where lower property valuations have not been offset by equity raisings or asset sales
	Investment	10,525	17%	8.6%	• Increase in stress mainly driven by valuation adjustments increasing LVRs, rather than debt servicing issues
	Development	7,785	13%	25.6%	• Developers' cash flows have been impacted by weaker sales • Stress most evident for regions that were subject to higher growth (WA and south-east Qld) • Valuation adjustments more severe for development sites
New Zealand		3,959	7%	22.9%	• Weaker activity and a more depressed property market has led to increased stress, particularly for development properties • Market liquidity remains depressed
Total[4]		60,566	100%	12.5%	• Less than 10% of gross lending December 2009 (down from 13% December 2008)

1 Geographic segments are shown by booking office location. 2 Stressed exposures include watchlist, substandard, 90 days past due well secured and impaired assets.
3 Includes exposures relating to both investment and development activities. 4 Total includes $148m of Pacific Banking exposures.

The Westpac Group – North American Investor Pack March 2010 37

First home buyers (FHB) an important market segment FHB is an important market segment that the Group has continued to support through this cycle FHB represents 19% flows and 8% stock Solid growth in this sector due to: - RAMS whose activity targets FHB - Other lenders less active in this segment FHB traditionally perform better than overall portfolio through this cycle. Given: - Early in career and benefit from income growth - Loan often supported with two incomes in its early stages - Average borrower aged 32 and not just entering workforce FHB tightened credit standards again in April 09: - Increase servicing hurdles - More restrictive LVR - Additional genuine saving requirement - 170bps buffer to interest rates applied to assessing repayment serviceability 0.5 FHB WBC 0.4 0.3 0.2 0.1 0.0 Mar- Sep- Mar- Sep- Mar- Sep- Mar- Sep- Mar- Sep- 05 05 06 06 07 07 08 08 09 09 90+ days delinquencies: FHB v non-FHB mortgages (%) Characteristics of FHB v WBC Aust mortgage (average) LVR (%) Insured (%) Age (year) Income Mortgage ('000) ('000) FHB WBC 297 294 80 59 67 23 32 44 99 70 The Westpac Group – North American Investor Pack March 2010 38

Lenders Mortgage Insurance – managing risk transfer The Group has aligned risk acceptance processes and reinsurance programmes of our two captive mortgage insurers, Westpac Lenders Mortgage Insurance (WLMI) and St.George Insurance Australia (SGIA)1: - SGIA has recently implemented a quota share reinsurance agreement with Genworth for 30% of St.George risk - SGIA is close to finalising negotiations with new stop loss reinsurer Underwriting standards have been tightened – maximum LVR on new business risks lowered to 90% as the Group now sources mortgage insurance on residential mortgages with 90%+ LVR written since June 2009 directly from Genworth Conservatively positioned – focus on risk management and underwriting profit All investments are in cash Reinsurance arrangements transfer risk away from the bank and provide cover during periods of extremely high claims Both WLMI and SGIA are strongly capitalised (separate from bank capital) and subject to APRA regulation: - WLMI capitalised at 1.30 MCR2 and SGIA at 1.54 MCR2 at September 2009 Scenarios confirm sufficient capital to fund claims arising from events with return periods of up to 1 in 250 years: - In a 1 in 250 years loss scenario, estimated losses for WLMI $256m and SGIA $314m (net of re-insurance recoveries) Lenders Mortgage Insurance structure Westpac Aust. Consumer residential mortgages not covered by LMI 25% 75% Westpac Aust. Consumer mortgages covered by WLMI & SGIA WLMI Provides cover for residential mortgages originated under the Westpac and RAMS brands Genworth Aust. quota share 30% of Westpac risk, and 60% of RAMS risk, is protected by quota share reinsurance Stop loss reinsurance Retained risk is protected by a stop loss reinsurance programme SGIA Provides cover for residential mortgages originated under the St.George brand Genworth Aust. quota share 30% of St George risk is protected by quota share reinsurance Stop loss reinsurance Finalising stop loss reinsurance negotiations for SGIA 1 SGIA is rated AA-/Aa3, Stable outlook. 2 The MCR is an insurers Minimum Capital Requirement. The MCR is determined having regard to a range of risk factors that may threaten the ability of the insurer to meet policyholder obligations. The Westpac Group – North American Investor Pack March 2010 39

Australian mortgage market – significantly different from the US Australian mortgage market: Majority of housing loans are variable rate – approx. 80% of Westpac portfolio Low loan-to-value ratios – Westpac average LVR at origination 67% For mortgage-insured loans, mortgage insurance covers the entire loan Interest payments on primary residence are not tax deductible – generally leads to mortgages being paid off quicker Banks in Australia have recourse to the borrower’s mortgaged property and other assets Serviceability assessed on current income + interest rate buffer not assessed on “honeymoon rates” House prices have begun to improve United States Australia RBA estimates sub-prime lending approx. 15% of the US market RBA estimates sub-prime lending approx. 1% of the Australian market – no NINJA loans or other high risk products Decline in house prices has coincided with riskier lending (e.g. no equity home loans, stated income loans to wage earners) Housing market fundamentals are sound – price depreciation not as severe as US market Adjustable rate mortgages have exposed borrowers to rising interest rates Non-conforming and sub-prime loans small proportion of the market US mortgage market oversupplied prior to crisis Australian mortgage market undersupplied prior to crisis The Westpac Group – North American Investor Pack March 2010 40

Prior investments in risk management systems have positioned portfolio well Investment in collections capabilities in prior years has seen early cycle delinquencies trend down over a long period of time. Over year to Sep 09: - Credit Cards 1-29 day delinquencies down 50bps - Personal loan 1-29 day delinquencies down 74bps, despite tougher economic conditions Limits the number of customers entering late cycle delinquencies and enhances recovery rates Attributable to: - Improved income for consumers as a result of interest rate reductions and government stimulus - Introduction of advanced risk segmentation in originating accounts and within collections strategies - Further improvements in matching resource levels to appropriate customer risk profiles Expect consumer delinquencies to rise in 2010 due to lagged effect from rising unemployment 6.0 5.5 5.0 4.5 4.0 3.5 Australian credit cards 1-29 day delinquencies (%) 7.0 6.5 6.0 5.5 5.0 Australian personal loans 1-29 day delinquencies (%) The Westpac Group – North American Investor Pack March 2010 41

New Zealand business portfolio experiencing higher stress with prolonged economic downturn New Zealand economy in recession for five quarters, from Q208 and ending in Q209 New Zealand business stressed exposures up 855bps to 16.24%: - Most stress being felt in the property sectors with early signs of stress in the agribusiness sector Watchlist and Substandard business exposures up 731 bps to 14.38%: - Watchlist focus covers all sectors given length of recession in NZ Impaired business exposures up 93bps to 1.44%, mainly in property Top 10 stressed exposures increased by 90 bps to 4% of business TCE 16 10% 12 35% 28% 8 4 14% 3% 0 3% Stressed exposures as a % of New Zealand Business TCE1 2005 2006 2007 2008 2009 Watchlist and Substandard 90 days past due well secured Impaired Agriculture, Forestry and Fishing Manufacturing Wholesale trade Retail trade Property Other2 1 TCE is total committed exposure. 2 Other includes accommodation, cafes and restaurants, transport, finance and insurance. The Westpac Group – North American Investor Pack March 2010 42

Economics

Australian and New Zealand economic outlook Key economic indicators Calendar year as at February 2010 2008 2009 2010f World GDP 3.0 -1.0 3.8 Australia1 GDP3 2.4 1.3 3.3 Private consumption3 2.7 2.2 3.6 Business investment2,3 12.5 -1.0 4.5 Unemployment – end period 4.6 5.5 5.2 CPI headline –year end 3.7 2.1 2.6 Interest rates – cash rate 4.25 3.75 4.50 Credit growth, Total – year end 6.8 1.5 5.0 Credit growth, Housing – year end 7.8 8.2 9.0 Credit growth, Business –year end 8.0 -7.1 -1.0 New Zealand GDP -1.4 3.7 4.3 Unemployment – end period 4.7 7.3 6.5 Consumer prices 3.4 2.0 2.7 Interest rates – official cash rate 5.0 2.5 4.0 Credit growth –Total3 10.5 4.4 3.1 Credit growth– Housing3 8.5 3.1 3.7 Credit growth– Business (incl. agriculture)3 14.1 6.8 2.3 1 GDP and component forecasts were updated following the release of quarterly national accounts. 2 Business investment adjusted to exclude the effect of private sector purchases of public assets. 3 Annual average percentage change basis. Source: Westpac Economics. The Westpac Group – North American Investor Pack March 2010 44

Australia – upbeat prospects for 2010

- The Australian economy, after gaining momentum over the second half of 2009, is set to return to trend growth in 2010 – if not better
- GDP growth is forecast to be around 3.3% yr avg in 2010, and to be 3.5% *(with upside risks)* through the year
- In response to policy stimulus, two building booms (housing and schools) will be key growth engines
- Dwelling approvals jumped 48% in the year to January, given very favourable fundamentals:
  - 41 year low in interest rates; government incentives for First Home Buyers, brisk population growth and pent-up demand
- Federal Government is spending about $7bn on public housing and $15bn on schools over two years
- Firms are hiring again (employment surged 1.8% over the 5 months of January) and are revising up investment plans (capacity utilisation levels have rebounded to be a little above historic average)
- Consumers, buoyed by greater job security and rising wealth, are upbeat and spending more freely – even with the end of the governments cash handouts



Housing building boom 2010 & beyond
Housing stock deficiency (est.)
Dwelling approvals (annualised)
+53%yr
240
190
140
90
40
-10
Jul-91
Jul-95
Jul-99
Jul-03
Jul-07

Sources: ABS, Westpac Economics



School building: burst of activity
$bn, 6mth
$bn, 6mth
Non-residential building approvals
private * public * education
* ex education
Half years: Dec '03 to Dec '09
16
14
12
10
8
6
4
2
0

Sources: ABS, Westpac Economics

The Westpac Group – North American Investor Pack March 2010 45

Credit growth expected to improve 30 25 Forecasts to Sep ‘11 20 15 10 5 0 -5 -10 Credit growth (%) Aust. housing Aust. business Total credit (Aust) Total credit avg (Aust) Total housing avg (Aust) Total credit (NZ) Source: RBA, RBNZ, Westpac Economics The Westpac Group – North American Investor Pack March 2010 46

Australia – positive medium-term growth prospects Australia is unique among advanced countries Like other advanced economies, the services sectors dominate and are continuing to grow in importance - Communications was the fastest growing sector over last 20 years. Education and tourism are major exports, with a focus on the Asian region The difference is that Australia is a major commodity producer and resources are the dominant export The growing emergence of commodity hungry China has driven a sharp lift in Australia’s terms of trade – thereby boosting national income: - A rebound to historic highs is expected, with coal & iron ore prices to rise in 2010 by 20%–to– 40% Mining investment has responded, doubling over the last four years to be 4.25% of GDP in 2008/09 Population growth has accelerated to 2.1% p. a., as job opportunities increase The outlook is very positive – particularly for energy: - Investment in the LNG sector could rise from 0.5% of GDP to 2.5% within 5 years. Notable is the commencement of the $50 bn Gorgon project Mining investment: upward trend to resume % of GDP % of GDP 1959 1969 1979 1989 1999 2009 2019 6 5 4 3 2 1 0 6 5 4 3 2 1 0 Sources: ABS, Westpac Economics Terms of trade up, as commodity prices rise index index 120 Forecasts to end 2011 120 40 40 Mar-70 Mar-80 Mar-90 Mar-00 Mar-10 Terms of trade 100 80 60 100 80 60 Sources: ABS, Westpac The Westpac Group – North American Investor Pack March 2010 47

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (“Westpac”) and its activities. It does not constitute a prospectus, offering memorandum or offer of securities. It should not be reproduced, distributed or transmitted to any person without the consent of Westpac and it is not intended for distribution in any jurisdiction in which such distribution would be contrary to local law or reputation. The information is supplied in summary form and is therefore not necessarily complete. Also, it is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Presentation of financial information Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Refer to Westpac’s Full Year 2009 Results (incorporating the requirements of Appendix 4 E) for the financial year ended 30 September 2009 available at www.westpac.com.au (“Profit Announcement”) for details of the basis of preparation of cash earnings. The material contained in this presentation includes pro forma financial information. This pro forma financial information is prepared on the assumption that Westpac’s merger with St.George Bank Limited (“St.George”) was completed on 1 October 2007 with the exception of the impact of the allocation of purchase consideration, associated fair value adjustments and accounting policy alignments, which are only incorporated from the actual date of the merger, 17 November 2008. The pro forma financial information is unaudited. It is provided for illustrative information purposes to facilitate comparisons of the latest period with prior periods and is not meant to be indicative of the results of operations that would have been achieved had the merger actually taken place at the date indicated. The pro forma financial information should be read in conjunction with the reported financial information in the Profit Announcement. Refer to the Profit Announcement for a description of the basis of preparation of pro forma financial information for the year ended 30 September 2009 and prior comparative periods. Future operating results may differ materially from the unaudited pro forma financial information presented in this presentation due to various factors including those described below in the section “Disclosure regarding forward-looking statements”. Disclosure regarding forward-looking statements This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. The forward-looking statements include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, ‘indicative’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, or similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the expectations described in this presentation. Factors that may impact on the forward-looking statements made include those described in the section entitled ‘Risk and risk management’ in Westpac’s 2009 Annual Report on Form 20-F filed with the U. S. Securities and Exchange Commission on 13 November 2009. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation, and do not intend, to update any forward-looking statements contained in this presentation. The Westpac Group – North American Investor Pack March 2010 48